Exhibit 10.27
WAIVER, CONSENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT
          THIS WAIVER, CONSENT AND FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 10, 2010, by and among WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto and REALPAGE, INC., a Delaware corporation (the “Borrower”).
          WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of September 3, 2009 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);
          WHEREAS, Events of Default have occurred and are continuing under Section 8.2(a) of the Credit Agreement as a result of Borrower’s (a) payment of a cash dividend to the holders of the Preferred Stock in excess of the amount permitted to be paid pursuant to the terms of that certain Consent and Third Amendment to Credit Agreement dated as of December 23, 2009 among Borrower, Agent and the Lenders party thereto and (b) failure to maintain the Fixed Charge Coverage Ratio required by Section 7(a) of the Credit Agreement for the 6 month period ended December 31, 2009 (the “Existing Defaults”);
          WHEREAS, Borrower intends to enter into that certain Asset Purchase Agreement dated as of the date hereof (as modified by that certain agreement among the Sellers (as hereinafter defined) and Borrower on the date hereof regarding Borrower’s purchase of the assets of Spectra (as hereinafter defined), the “Asset Purchase Agreement”) with Domin-8 Enterprise Solutions, Inc. (“D8 Inc.”), Domin-8 Enterprise Solutions, LLC (“D8 LLC”), ACSoftware, Inc. (“ACS”), Spectra Computer Services, Limited (“Spectra”), New-Paradigm Insurance Solutions, LLC (“New Paradigm”) and PMAS, LLC (“PMAS”; D8 Inc., D8 LLC, ACS, New Paradigm and PMAS are, collectively, “US Sellers” and, together with Spectra, “Sellers”), as debtors in possession, pursuant to which Borrower shall acquire certain assets of US Sellers on the date hereof and certain assets of Spectra upon the entry of the Recognition Order (as defined in the Asset Purchase Agreement) (such acquisition, the “Domin-8 Acquisition”); and
          WHEREAS, Borrower has requested that Agent and the Lenders (a) waive the Existing Defaults, (b) consent to Borrower’s consummation of the Domin-8 Acquisition and (c) amend the Credit Agreement in certain respects.
          NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
          2. Waiver and Consent. Subject to the terms and conditions set forth herein, Agent and Lenders hereby (a) waive the Existing Defaults and (b) consent to Borrower’s consummation of the Domin-8 Acquisition in accordance with the terms of the Asset Purchase Agreement, and agrees that, notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Domin-8 Acquisition shall be considered a “Permitted Acquisition” for all purposes thereunder. This is a limited waiver and consent and shall not constitute (i) a consent to or waiver of any other Default, Event of Default or breach of the Credit Agreement or any other Loan Document or any other requirements of any provision of the Credit Agreement or any other Loan Document or (ii) except as expressly set forth herein, a waiver, release or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, under the Credit Agreement, the other Loan Documents and applicable law, all of which are hereby reserved.
          3. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:
                         (a) Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          2.2 Term Loan.
          On the Closing Date, the Lenders then party to this Agreement made term loans to Borrower in the aggregate principal amount of $35,000,000 (such term loans, collectively, the “Original Term Loan”). On the Fourth Amendment Effective Date (before giving effect to the additional term loans described below), the outstanding principal balance of the Original Term Loan was $33,687,500. Subject to the terms and conditions of this Agreement, on the Fourth Amendment Effective Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make additional term loans (such additional term loans, collectively, the “Additional Term Loan”) to Borrower in the amount set forth beside such Lender’s name on Schedule C-2, which Additional Term Loan shall be added to and become part of the Original Term Loan (the Original Term Loan, as increased by the Additional Term Loan, collectively, the “Term Loan”). After making such Additional Term Loan in the aggregate amount equal to the Additional Term Loan Amount, the outstanding principal balance of the Term Loan shall be $43,687,500. The principal of the Term Loan shall be repaid in installments identified as “Installment Amounts” below on the following dates and in the following amounts:

Date	Installment Amount
March 31, 2010, June 30, 2010 and September 30, 2010	$1,812,500

December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011	$2,250,000

December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012	$2,362,500

December 31, 2012 and March 31, 2013	$2,475,000

Maturity Date	Unpaid Principal Balance
The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.

          (b) Section 2.4(c)(ii) of the Credit Agreement is amended and restated in its entirety as follows:
          (ii) Term Loan Commitments. The Term Loan Commitments shall terminate on the Fourth Amendment Effective Date after making the Additional Term Loan in the Additional Term Loan Amount pursuant to Section 2.2.
          (c) Clause (xi) of Section 14.1(a) of the Credit Agreement is amended and restated in its entirety as follows:
          (xi) change the definition of Borrowing Base, Credit Amount or any of the defined terms that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base or the Credit Amount, but not otherwise, or the definitions of Maximum Revolver Amount, Term Loan Amount or Additional Term Loan Amount.
          (d) Schedule 1.1 to the Credit Agreement is amended to add the following defined terms in appropriate alphabetical order:
          “Additional Term Loan” has the meaning specified therefor in Section 2.2.
          “Additional Term Loan Amount” means $10,000,000.
          “Domin-8 Acquisition” has the meaning specified therefor in the Fourth Amendment.
          “Fourth Amendment” means the Waiver, Consent and Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date among Borrower, Agent and the Lenders party thereto.
          “Fourth Amendment Effective Date” means February 10, 2010.
          “Original Term Loan” has the meaning specified therefor in Section 2.2.
          (e) The defined term “Closing Date” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Closing Date” means the date of the making of the Original Term Loan hereunder.
          (f) The defined term “Fixed Charges” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued during such period; provided that, with respect to the Preferred Shareholder Notes, Borrower shall include only Interest Expense paid during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period; provided that, with respect to the Preferred Shareholder Notes, Borrower shall include only principal payments paid during such period, (c) all federal, state, and local income taxes accrued during such period, (d) all Restricted Junior Payments paid (whether in cash or other property, other than Restricted Junior Payments paid in common Stock or Preferred Shareholder Notes) during such period (other than the cash dividend paid by Borrowers on December 31, 2009 to the holders of the Preferred Stock in the amount of $2,515,832.00) and (e) any payment made in respect of the RealHound Payment during such period. For the avoidance of doubt, none of (x) the payment to Intacct, Inc. made on August 11, 2009 in the amount of $2,500,000, (y) the payment to Intacct, Inc. to be made in an amount not to exceed $100,000 (so long as such payment is made on or before December 31, 2009) and (z) the payment made in respect of the OpsTechnology Payment (so long as such payment is made on or before December 31, 2009) shall constitute a Fixed Charge.
          (g) Clause (k) of the defined term “Permitted Acquisition” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          (k) the purchase consideration payable in respect of all Permitted Acquisitions consummated after the Fourth Amendment Effective Date (including Earn-outs and other deferred payment obligations (including Holdbacks), but, for the sake of clarity, excluding the Domin-8 Acquisition) shall not exceed $5,000,000 in the aggregate.
          (h) The defined term “Preferred Shareholder Note Excess Availability Amount” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Preferred Shareholder Note Excess Availability Amount” means $10,000,000; provided that such dollar amount shall be increased dollar-for-dollar by the principal amount of any Preferred Shareholder Notes issued by Borrower after the Closing Date.
          (i) Schedule C-1 to the Credit Agreement is replaced with Schedule C-1 attached hereto.
          (j) A new Schedule C-2 is hereby added to the Credit Agreement in the form attached hereto as Schedule C-2.
          (k) Schedules P-1, P-2, 4.1(b), 4.1(c), 4.6(a), 4.6(b), 4.6(c), 4.6(d), 4.7(b), 4.12, 4.13, 4.15, 4.17, 4.19, 4.25, 4.27, 6.6 and 6.12 to the Credit Agreement are replaced with Schedules P-1, P-2, 4.1(b), 4.1(c), 4.6(a), 4.6(b), 4.6(c), 4.6(d), 4.7(b), 4.12, 4.13, 4.15, 4.17, 4.19, 4.25, 4.27, 6.6 and 6.12 attached as Exhibit A hereto. The parties hereto hereby agree that the Schedules attached hereto shall satisfy Borrower’s obligation to update such Schedules in connection with the Compliance Certificate required to be delivered by Borrower to Agent and Lenders for the fiscal quarter and fiscal year ended December 31, 2009.
          4. Amendment to Security Agreement. Subject to the terms and conditions set forth herein, Schedules 1, 2, 3, 4, 5, 6, 6(l), 7 and 8 to the Security Agreement are replaced with Schedules 1, 2, 3, 4, 5, 6, 6(l), 7 and 8 attached as Exhibit B hereto.
          5. Covenants. Borrower hereby covenants and agrees as follows:
          (a) On or before the applicable time periods contained therein, to deliver such other documents, agreements and instruments required to be delivered to Agent pursuant to Section 5.11 of the Credit Agreement or as may be reasonably required by Agent pursuant to Section 5.12 of the Credit Agreement in connection with the Domin-8 Acquisition and the formation of 43642 Yukon Inc., a corporation organized under the laws of the Yukon Territory (“Yukon”), each in form and substance reasonably satisfactory to Agent and Lenders;

          (b) On or before February 17, 2010, Borrower shall have delivered to Agent certificates of property and general liability insurance meeting the requirements of Section 5.6 of the Credit Agreement after giving effect to the Domin-8 Acquisition;
          (c) Within 30 days after the Fourth Amendment Effective Date (or such later date as permitted by Agent in its sole discretion), Borrower shall have updated the federal records to the extent necessary to reflect proper ownership by Borrower or Yukon, as applicable, of the registered copyrights, patents and trademarks acquired from Sellers that are currently registered in the name of the Sellers, and Borrower shall have delivered to Agent a fully executed Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement with respect to such copyrights, patents and trademarks in the forms attached as Exhibits A, B and D, respectively, to the Security Agreement;
          (d) Within 30 days after the Fourth Amendment Effective Date (or, with respect to any location set forth on Schedule 4.25 attached hereto that constitutes a location used by a Seller, within 30 days after Borrower has designated the lease for such location as an Assumed Executory Contract under (and as defined in) the Asset Purchase Agreement) (or such later date as permitted by Agent in its sole discretion), Borrower shall have used commercially reasonable efforts to deliver to Agent a Collateral Access Agreement, in form and substance reasonably satisfactory to Agent and Lenders, for each location set forth on Schedule 4.25 attached hereto for which no such Collateral Access Agreement has been delivered to Agent; and
          (e) Borrower shall not acquire the assets of Spectra until the Recognition Order in form and substance reasonably satisfactory to Agent has been entered (a copy of which Borrower shall deliver to Agent promptly after receipt thereof) and the conditions precedent to closing set forth in the Recognition Order shall have been satisfied in a manner reasonably satisfactory to Agent.
          6. Continuing Effect. Except as expressly set forth in Section 2 and Section 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
          7. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.
          8. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of the following conditions precedent:
          (a) Agent shall have received three (3) original copies of this Amendment executed and delivered by Agent, the Lenders and the Loan Parties;
          (b) Agent shall have received an amendment to the Senior Subordinated Debt Subordination Agreement executed by Borrower and Senior Subordinated Noteholder, in form and substance reasonably satisfactory to Agent;

          (c) Agent shall have received a copy of the Asset Purchase Agreement executed by Borrower and Sellers and a copy of the Sale Order (as defined in the Asset Purchase Agreement), each in form and substance reasonably satisfactory to Agent;
          (d) the conditions precedent to closing set forth in the Asset Purchase Agreement and the Sale Order shall have been satisfied in a manner reasonably satisfactory to Agent;
          (e) Agent shall have received copies of each of the other agreements, instruments, opinions, certificates, lien search results and other documents, fully executed where applicable, described in the closing list attached as Exhibit C hereto required to be delivered on or prior to the date hereof and such other documents, agreements and instruments as may be reasonably required by Agent in connection with this Amendment, each in form and substance reasonably satisfactory to Agent;
          (f) Agent shall have received payment of the Additional Commitment Fee (as defined in Section 9 hereof); and
          (g) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment (other than the Existing Defaults before giving effect to this Amendment).
          9. Additional Commitment Fee. Borrower hereby agrees to pay Agent, for the account of each Lender, a commitment fee (the “Additional Commitment Fee”) in an aggregate amount equal to 2.00% of the amount set forth beside such Lender’s name on Schedule C-2 to the Credit Agreement (as amended hereby), which Additional Commitment Fee shall be fully earned, non-refundable and due and payable in full on the Fourth Amendment Effective Date. The Additional Commitment Fee constitutes Obligations and is in addition to any other fees payable by Borrower under the Credit Agreement or any other Loan Document.
          10. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders that:
          (a) After giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects on and as of the date of this Amendment (except to the extent any representation or warranty expressly related to an earlier date and except to the extent that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or dollar thresholds in the text thereof);
          (b) No Default or Event of Default has occurred and is continuing (other than the Existing Defaults before giving effect to this Amendment);
          (c) Borrower has delivered to Agent a complete and correct copy of the Asset Purchase Agreement, including all schedules and exhibits thereto, and the Sale Order; and
          (d) This Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.
          11. Miscellaneous.
          (a) Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.
          (b) Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
          (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
          12. Release.
          (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
          (b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
[Signature Page Follows]

     IN WITNESS WHERE OF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

REALPAGE, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:
Title:

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ Troy V. Erickson
	Name:	Troy V. Erickson
	Title:	Vice President

COMERICA BANK, a Texas Banking Association, as a Lender
By:	/s/ Charles Fell
	Name:	Charles Fell
	Title:	Vice President

Signature Page to Waiver, Consent and Fourth Amendment to Credit Agreement

CONSENT AND REAFFIRMATION
          Each Guarantor hereby (i) acknowledges receipt of a copy of the foregoing Waiver, Consent and Fourth Amendment to Credit Agreement (the “Amendment”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amendment), (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment (including Section 12 thereof); (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party except as expressly set forth therein; and (v) ratifies, affirms, acknowledges and agrees that each of the Loan Documents to which such Guarantor is a party represents the valid, enforceable and collectible obligations of such Guarantor, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other such Loan Document. Each Guarantor hereby agrees that the Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by such Guarantor in all respects. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Agent nor any Lender has any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
[Signature Page Follows]

OPSTECHNOLOGY, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:
Title:

MULTIFAMILY INTERNET VENTURES, LLC, a California limited liability company
By:	/s/ Timothy J. Barker
Name:
Title:

STARFIRE MEDIA, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:
Title:

REALPAGE INDIA HOLDINGS, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:
Title:

A.L. WIZARD, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:
Title:

PROPERTYWARE, INC., a California corporation
By:	/s/ Timothy J. Barker
Name:
Title:

Schedule C-1
Commitments

Lender	Revolver Commitment	Term Loan[1]	Total Commitment
Wells Fargo Capital Finance, LLC	$6,250,000	$27,859,375	$34,109,375
Comerica Bank	$3,750,000	$15,828,125	$19,578,125
All Lenders	$10,000,000	$43,687,500	$53,687,500

[1]	A portion of the Term Loan in the amount of $35,000,000 was advanced on the Closing Date. As of the Fourth Amendment Effective Date, the outstanding principal balance of the Term Loan was $33,687,500. On the Fourth Amendment Effective Date, additional term loans in the aggregate amount of $10,000,000 will be advanced so that after giving effect to such additional term loans, the outstanding principal balance of the Term Loan on the Fourth Amendment Effective Date is $43,687,500. Upon the funding of such additional term loans, the Term Loan Commitments shall be reduced to zero.

Schedule C-2
Share of Additional Term Loan Amount

Lender	Share of Additional Term Loan Amount
Wells Fargo Capital Finance, LLC	$5,000,000
Comerica Bank	$5,000,000
All Lenders	$10,000,000